Exhibit 99.1

The Hanover Insurance Group, Inc. Appoints Jeffrey M. Farber

Executive Vice President and Chief Financial Officer

WORCESTER, Mass.,  Sept.  22, 2016 – The Hanover Insurance Group, Inc. (NYSE: THG) today announced that Jeffrey M. Farber has been appointed executive vice president and chief financial officer. Farber’s responsibilities will span the finance, accounting, investment, actuarial, enterprise risk management, treasury and investor relations functions. He will join the company on October 1 as executive vice president and senior finance officer and will assume the role of chief financial officer on or about November 4.

Farber, 52, has built a successful track record in the insurance and financial services industries over the last 30 years. He joins The Hanover after five years with American International Group (AIG), where he served as the organization’s deputy chief financial officer and as chief risk officer for the company’s commercial and consumer businesses.

“We are very excited to have Jeff join our company,” said Joseph M. Zubretsky, president and chief executive officer at The Hanover. “He brings a wealth of financial leadership experience in the property and casualty and asset management businesses, expertise in strategic planning and business development, risk and capital management, along with international experience. Jeff is a great addition to our leadership team. He will play an important role as we build on our company’s excellent market position, delivering strong and sustainable profitable growth, and generating superior value for all of our stakeholders.”

Prior to AIG, Farber served as chief financial officer of GAMCO Investors, Inc.,  a publicly-traded asset manager. Previously, he held senior accounting and finance roles at The Bear Stearns Companies, Inc., most recently as senior managing director, controller and senior vice president, responsible for finance,  tax and global procurement.  He began his career at Deloitte & Touche LLP,  rising to partner in the firm. Farber received a Bachelor of Science degree in accounting from Lehigh University and a Master of Business Administration degree with a concentration in finance from New York University’s Stern School of Business.

Farber succeeds Eugene M. Bullis, who has served as executive vice president and interim chief financial officer at The Hanover since October 2015, following the unexpected passing of the company’s chief financial officer.  Bullis will continue with the company until November 11, working closely with Farber to ensure a smooth transition of financial leadership.

“Gene has provided outstanding financial leadership for our organization over the past year,” said Zubretsky.  “We thank Gene for his guidance and oversight, and we wish him the very best.”

ABOut the hanover

The Hanover Insurance Group, Inc., based in Worcester, Mass., is the holding company for several property and casualty insurance companies, which together constitute one of the largest insurance businesses in the United States. For more than 160 years, The Hanover has provided a wide range of property and casualty products and services to individuals, families, and businesses. The Hanover distributes its products through a select group of independent agents and brokers. Together with its agents, the company offers specialized coverages for small and mid-sized businesses, as well as insurance protection for homes, automobiles, and other personal items. Through its international member company, Chaucer, The Hanover also underwrites business at Lloyd's of London in several major insurance and reinsurance classes, including marine, property and energy. For more information, please visit hanover.com.

Contacts:

Investors:	Media:
Oksana Lukasheva	Michael F. Buckley
Email: olukasheva@hanover.com	Email: mibuckley@hanover.com
(508) 855-2063	(508) 855-3099